UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2004

KOMAG, INCORPORATED
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-16852	94-2914864
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1710 Automation Parkway, San Jose, California		95131
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-576-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 17, 2004, the registrant entered into a Second Amendment to Lease (the "Second Amendment") with Divco West Properties ("Landlord"), which is effective as of December 17, 2005. The Second Amendment is an amendment to the registrant's lease for its corporate headquarters and research and development facility located in San Jose, California, which is approximately 188,000 square feet. The Second Amendment provides for a change in the base monthly rent and an extension of the term of the original lease as well as certain changes in the registrant's renewal options under the original lease. The Second Amendment is conditioned upon Landlord acquiring the real property and improvements where the facility is located from the present owner (the "Closing") on or before January 31, 2005. If the Closing does not occur on or before January 31, 2005, this Second Amendment shall be null and void.

The initial term of the original lease was to expire in January 2007 and has been extended through December 2014. The total base rent over the new 10 year term is approximately $26 million. The Second Amendment provides the registrant with two separate options of sixty months each to extend the lease terms.

The registrant intends to file a copy of the Second Amendment as an exhibit to its Form 10-K to be filed for the period ending January 2, 2005.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOMAG, INCORPORATED

December 23, 2004	By:	Kathleen A. Bayless

Name: Kathleen A. Bayless
Title: Vice President, Chief Financial Officer